UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2019

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

In a closing (the “Closing”) on July 15, 2019 (the “Closing Date”), Aquestive Therapeutics, Inc. (the “Company”) issued $70.0 million aggregate principal amount of its 12.5% senior secured notes due 2025 (the “Notes”) and Warrants (as defined below) (the “Offering”) and entered into an indenture (the “Indenture”) governing the Notes with U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). In addition, the Indenture provides opportunity to issue up to $30.0 million of additional Notes under certain conditions for a total possible issuance amount of $100.0 million, as described below.

The Company has the option to issue (i) an additional $10.0 million aggregate principal amount of the Notes if the Company has filed a new drug application for its product candidate Libervant with the U.S. Food and Drug Administration (the “FDA”) on or prior to March 31, 2021, provided that it has obtained the written consent of the holders of a majority in aggregate principal amount of outstanding Notes (the “First Additional Notes”), and (ii) up to an additional $30.0 million (less the amount of any First Additional Notes issued by the Company) (the “Second Additional Notes”) if the Company obtains approval from the FDA of its product candidate Libervant (the “Libervant FDA Approval”) on or prior to March 31, 2021; in each case, subject to certain conditions, including that no event of default under the Indenture has occurred and is continuing.

The Company estimates that the net proceeds from the Closing, including proceeds from the sale of the Notes and Warrants, will be approximately $67 million, after deducting the estimated Offering expenses payable by the Company in connection with the Closing. The Notes and Warrants were sold only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended. Morgan Stanley & Co. LLC served as sole placement agent for the private placement of the Notes and the Warrants.

The Company plans to use the net proceeds from the Notes and the Warrants (as defined below) to repay all outstanding obligations under its previously existing Credit Agreement and Guaranty, dated as of August 16, 2016, by and among MonoSol Rx, LLC, the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto and Perceptive Credit Holdings, LP, as administrative agent and collateral agent for the Lenders (as amended to date, the “Credit Agreement”), and otherwise for general corporate purposes.

Interest on the Notes accrues at a rate of 12.5% per annum and is payable quarterly in arrears on March 30th, June 30th, September 30th and December 30th of each year (each, a “Payment Date”) commencing on September 30, 2019. On each Payment Date commencing on September 30, 2021, the Company will also pay an installment of principal of the Notes pursuant to a fixed amortization schedule.

Upon any Apomorphine Disposition (as defined below), the Company shall offer (each such offer, an “Apomorphine Asset Sale Offer”) to purchase each holder’s Notes on a pro rata basis at a repurchase price in cash equal to 112.5000% of the principal amount of such Notes, plus accrued and unpaid interest, if any, thereon to the repurchase date; provided, however, that the Issuer shall not repurchase more than certain agreed upon amounts set forth in the Indenture from the cash proceeds from all such Apomorphine Dispositions.

“Apomorphine Disposition” means, directly or indirectly, (i) any disposition (including via a monetization), including to a royalty subsidiary, of the Company’s right to receive royalties or milestone payments under any license or similar arrangement (whether such arrangement is in existence on the Closing Date or thereafter) in respect of Apomorphine (and any related rights) (an “Apomorphine Royalty Disposition”) or (ii) any license, development or commercialization of any intellectual property in respect of Apomorphine resulting in fixed cash payments not based on the occurrence (or non-occurrence) of any event (other than solely the passage of time).

At any time prior to Libervant FDA Approval, to the extent that the aggregate principal amount of Notes repurchased pursuant to any Apomorphine Asset Sale Offer (together with any prior Apomorphine Asset Sale Offers) is less than the applicable agreed upon amount set forth in the Indenture, the difference between (i) the cash proceeds in respect of all such Apomorphine Dispositions (but only in respect of the applicable agreed upon amount) and (ii) the aggregate principal amount of Notes so repurchased will be deposited into a segregated account (the “Collateral Account”) pursuant to the Indenture, which Collateral Account will be subject to a lien established under the security documents relating to the Notes collateral (the “Security Documents”) and will be part of the Notes collateral. The funds in the Collateral Account will be released to the Company (free and clear of any lien in respect of the Notes), in whole or in part, only (i) upon Libervant FDA Approval and the receipt by the Trustee of an officers’ certificate related to the Libervant FDA Approval or (ii) with the written consent of the holders of a majority in principal amount of outstanding Notes.

The cash proceeds in respect of any Apomorphine Disposition in excess of the agreed upon amounts set forth in the Indenture may be used by the Company for any purpose that is not prohibited by the Indenture. At any time following Libervant FDA Approval, after any repurchase of Notes resulting from an Apomorphine Asset Sale Offer, any cash proceeds in respect of the related Apomorphine Disposition not used for such repurchase may be used by the Company for any purpose that is not prohibited by the Indenture.

The Notes are senior secured obligations of the Company and will be equal in right of payment to all existing and future pari passu indebtedness of the Company, will be senior in right of payment to all existing and future subordinated indebtedness of the Company, will have the benefit of a security interest in the Notes collateral and will be junior in lien priority in respect of any collateral that secures any first priority lien obligations incurred from time to time in accordance with the Indenture. The stated maturity date of the Notes is June 30, 2025.  Upon the occurrence of a Change of Control, subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 101.00% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the date of repurchase.

The Company may redeem the Notes at its option, in whole or in part from time to time, prior to July 15, 2021, at a redemption price equal to 100.00% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, through the redemption date, plus a make-whole premium computed using a discount rate equal to the treasury rate in respect of such redemption date plus 100 basis points. The Company may redeem the Notes at its option, in whole or in part from time to time, on or after July 15, 2021 at a redemption price equal to: from and including July 15, 2021 to and including July 14, 2022, 112.500% of the principal amount of the Notes to be redeemed, and, thereafter, pursuant to a declining fixed redemption price schedule as set forth in the indenture.

The Indenture permits the Company, upon the continuing satisfaction of certain conditions, including that the Company (on a consolidated basis) has at least $75 million of net revenues for the most recently completed twelve calendar month period, to enter into an asset-based borrowing facility not to exceed $10 million (the “ABL Facility”). The ABL Facility may be collateralized by assets constituting only inventory, accounts receivable and the proceeds thereof of the Company.

The description of the Indenture contained herein is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrants

In connection with the Offering, on the Closing Date, the Company agreed to issue to the Purchasers (as defined below) unregistered warrants (the “Warrants”) to purchase up to an aggregate of 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Warrant Shares”). The Warrants are exercisable beginning on the date of their issuance until June 30, 2025 at an initial exercise price equal to $4.25. The exercise price of the Warrants will be subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the Warrants. The Warrants also contain customary change of control provisions and are exercisable on a “cashless” basis. The Warrants include an obligation for the Company to use reasonable best efforts to register the Warrant Shares for resale with the Securities and Exchange Commission within 90 days of the Closing and grant customary piggy-back rights to Warrant holders.

The description of the Warrants contained herein is qualified in its entirety by reference to the form of Warrant, which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Purchase Agreements

Also in connection with the Offering, on the Closing Date, the Company entered into purchase agreements (the “Purchase Agreements”) with the purchasers named therein (the “Purchasers”) pursuant to which the Company agreed to issue and sell the Notes and the Warrants to the Purchasers. The Purchase Agreements include the terms and conditions of the offer and sale of the Notes and Warrants, indemnification and contribution obligations and other terms and conditions customary in agreements of this type. Pursuant to the Purchase Agreements, the Purchasers have a right of first refusal to purchase the First Additional Notes and Second Additional Notes.

The description of the Purchase Agreements contained herein is qualified in its entirety by reference to the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Collateral Agreement

Also, in connection with the Offering, the Company entered into a collateral agreement, dated as of the Closing Date, with the Collateral Agent, the Trustee and the other grantors from time to time party thereto (the “Collateral Agreement”). Pursuant to the terms of the Collateral Agreement, the Notes are secured by a first priority lien on substantially all of the Company’s assets, in each case, subject to certain prior liens and other exclusions, and a pledge of the equity interests of the Company’s subsidiaries, if any.

The description of the Collateral Agreement contained herein is qualified in its entirety by reference to the Collateral Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Termination

On the Closing Date, the Company used a portion of the net proceeds from the Offering to repay an aggregate amount of approximately $52 million (the “Payoff Amount”), comprised of the full principal amount, all accrued and unpaid interest and applicable prepayment and end-of-term fees, owed to lenders under the Credit Agreement. Upon receipt of the Payoff Amount, the Credit Agreement was terminated and the release of the lenders’ security interest in any Company assets or property was authorized.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information required by this Item 2.03 relating to the Notes and the Indenture is set forth under Item 1.01 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events

On July 15, 2019, the Company issued a press release announcing the Closing of the Offering and the issuance of the Warrants. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture Dated as of July 15, 2019, among Aquestive Therapeutics, Inc., as Issuer, any Guarantor that becomes party thereto and U.S. Bank National Association, as Trustee and Collateral Agent
4.2	Form of Warrant
10.1	Form of Purchase Agreement
10.2
Collateral Agreement dated as of July 15, 2019 among Aquestive Therapeutics, Inc., as Issuer, the Other Grantors from time to time party thereto, U.S. Bank National Association, as Trustee, and U.S. Bank National Association, as Collateral Agent

99.1	Press Release of the Company issued on July 15, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2019	Aquestive Therapeutics, Inc.

	By:	/s/ John T. Maxwell
Name: John T. Maxwell
Title: Chief Financial Officer